Exhibit 99.1

Dermira Reports Third Quarter 2014 Financial Results and Provides Corporate Update

REDWOOD CITY, Calif., November 12, 2014 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated medical dermatology products to dermatologists and their patients, today reported financial results for the quarter ended September 30, 2014.

“With the clinical advancement of our three late-stage product candidates, the addition of key executives, and the successful completion of our initial public offering, 2014 has been a pivotal year for Dermira,” said Tom Wiggans, chief executive officer of Dermira. “We are excited to be entering 2015 with momentum and a highly strengthened capital position as we continue to build Dermira into a leading innovator in the large and underserved medical dermatology market. We look forward to the dosing of the first patient in our Phase 3 Cimzia program and to further clinical advancement of our other product candidates.”

Operational Highlights and Clinical Pipeline Update

•                  Completed initial public offering and Series C financing. In October 2014, Dermira completed its initial public offering (IPO) of 7,812,500 shares of common stock at an offering price of $16 per share. Concurrent with the offering, Dermira also sold through a private placement 468,750 shares of its common stock to UCB S.A., an existing stockholder, at the IPO price. Proceeds from the IPO and concurrent private placement totaled approximately $120.3 million, net of underwriting discounts, commissions and offering-related transaction costs.  Prior to the IPO, in August 2014, Dermira completed a Series C financing for net proceeds of $48.8 million. In aggregate, Dermira raised net proceeds of $169.1 million pursuant to these financings.

•                  Cimzia® (certolizumab pegol) for psoriasis. In September 2014, Dermira and its partner, UCB, filed an investigational new drug (IND) application for Cimzia for the treatment of moderate-to-severe plaque psoriasis with the FDA.  Dermira anticipates the initiation of patient enrollment in its Phase 3 program of Cimzia in psoriasis during the first half of 2015.

•                  DRM04 (topical anticholinergic) for hyperhidrosis. In August 2014, Dermira successfully completed a 198-patient, randomized, double-blind, vehicle-controlled Phase 2b dose-ranging study in primary axillary hyperhidrosis of a topical formulation of an anticholinergic agent that has been approved for systemic administration in other indications (referred to as the topical formulation of the reference agent). In the study, significant reductions in sweat production and improvements in other efficacy endpoints were observed in patients treated with select doses of the reference agent compared to vehicle. Also during the third quarter, Dermira completed enrollment in its ongoing, second Phase 2b study assessing the efficacy, safety and pharmacokinetics of DRM04, the topical formulation of the reference agent and vehicle. Data from this study, which enrolled approximately 100 patients with primary axillary hyperhidrosis, are expected during the first half of 2015. If successful, Dermira plans to initiate a Phase 3 program for DRM04 during the second half of 2015.

•                  DRM01 (topical sebum inhibitor) for acne. In June 2014, Dermira completed a 108-patient, randomized, double-blind, vehicle-controlled Phase 2a study with DRM01 conducted in Canada that demonstrated significant reductions in the signs and symptoms of acne. Dermira remains on track to file an IND application with the FDA and initiate Phase 2b clinical development for DRM01 during the first half of 2015.

Third Quarter 2014 Financial Results

•                  For the quarter ended September 30, 2014, Dermira reported a net loss of $7.8 million compared to a net loss for the quarter ended September 30, 2013 of $4.7 million.

•                  Total operating expenses for the quarter ended September 30, 2014 were $7.7 million as compared to $4.6 million for the third quarter of 2013.

•                  Research and development expenses for the third quarter of 2014 were $6.0 million versus $3.6 million for the third quarter of 2013. This increase was primarily due to higher development costs for DRM04 and Cimzia and increased headcount.

•                  General and administrative expenses during the quarter ended September 30, 2014 were $1.7 million compared to $1.0 million for the same period in 2013. This increase was primarily related to increased headcount.

•                  As of September 30, 2014, Dermira had cash and cash equivalents of $50.8 million, debt of $1.9 million, and 16.3 million common and preferred shares outstanding. The September 30, 2014, cash and cash equivalents balance and shares outstanding totals do not include the impact of the $120.3 million in net proceeds received and 8.3 million shares issued in connection with the Company’s October 2014 IPO and concurrent private placement.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated medical dermatology products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates, Cimzia (certolizumab pegol), in development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, a topical treatment for hyperhidrosis; and, DRM01, a topical sebum inhibitor for the treatment of acne. Dermira is headquartered in Redwood City, California. For more information, please visit www.dermira.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including with respect to planned next steps in the clinical development of our product candidates. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the outcomes of our clinical trials, our dependence on third party clinical research organizations, manufacturers and suppliers, our ability to obtain regulatory approval for our product candidates, the costs of our development programs, our ability to obtain necessary additional capital, market acceptance of our potential products, our ability to develop and maintain collaborations and license products and intellectual property, the impact of competitive products and therapies including generics and biosimilars, our ability to manage the growth and complexity of our organization, our ability to maintain, protect and enhance our intellectual property, and our ability to continue to stay in compliance with applicable laws and regulations. You should refer to the risks set forth in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q and other filings the Company makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor Contact

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$6,028	$3,619	$19,676	$12,397
General and administrative	1,688	1,009	5,240	3,214
Total operating expenses	7,716	4,628	24,916	15,611

Loss from operations	(7,716)	(4,628)	(24,916)	(15,611)
Interest and other income (expense), net	(84)	(37)	(118)	(25)
Interest expense	(47)	—	(114)	—

Net loss	$(7,847)	$(4,665)	$(25,148)	$(15,636)

Net loss per share, basic and diluted	$(8.66)	$(5.57)	$(27.93)	$(19.40)

Weighted-average common shares used to compute net loss per share, basic and diluted	906,239	836,876	900,350	806,137

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$50,845	$22,144
Working capital	43,624	17,973
Total assets	59,616	26,871
Bank term loan, current and non-current	1,937	1,919
Convertible preferred stock	113,414	59,588
Accumulated deficit	(75,922)	(50,774)
Total stockholders’ deficit	(74,310)	(49,803)

Note:  The balance sheet data exclude the impact of the Company’s initial public offering (IPO) and concurrent private placement that were completed in October 2014,  in connection with which the Company issued a total of 8,281,250 shares and raised total estimated net proceeds of $120.3 million.